EXHIBIT 99.1

Treaty Energy Purchases Drilling Rig and Drilling Contracts

Company Acquires its Own Drilling Rig to be Better Equipped to Handle the More Than 75 New Drilling Sites On its Newly Acquired Texas Leases

HOUSTON, TX--Apr 20, 2011 -- Treaty Energy Corporation (OTCQB: TECO), a growth-oriented energy company in the oil and gas industry, today announced it has acquired a George E. Failing 1500 CF Truck Mounted Drilling Rig and all related components necessary to “drill everyday on a Treaty well or a contract job” as stated by Stephen L. York, Treaty Energy’s newly appointed Vice President of Acquisitions and Operations.

Treaty indicated that this acquisition included all current drilling contracts for this rig and in fact the rig is currently drilling its first well contract as of this news release.

Mr. York stated that, “The Failing 1500 CF Rig is the Rolls Royce of small drilling rigs with a long history of success.  This rig is turnkey and capable of driving to the location, setting up, and beginning to drill in under an hour once at the well site.  This rig will be used for Treaty Energy’s rapidly expanding new well drilling program based on current acquisitions by the Company and also as an additional profit center when jobbed out to do drilling for other oil companies.  Treaty currently has sites for approximately 75 new wells or possibly more on its new Texas leases.”

Terms of this acquisition and an equipment list will be included in an SEC Form 8-K filing by later today or tomorrow.

Treaty Energy’s Chairman and CEO, Andrew V. Reid stated, “I am extremely pleased with the rapid expansion in Texas due to the efforts of our new Vice President, Steve York.”

Mr. Reid stated further, “Steve has many more projects moving toward closure along with all the rework of existing wells on the first three leases that came with the acquisition of C & C Petroleum Management LLC announced on April 1, 2011 – the HENDERSON LEASE, the LONG LEASE, and the BARNES LEASE.”

About Treaty Energy Corporation
Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
investors@treatyenergy.com